INDEPENDENT AUDITORS' REPORT


Board of Directors
Lamar Advertising Company:

We have audited the accompanying consolidated balance sheets of Lamar Advertising Company and subsidiaries as of December 31, 1998, and December 31, 1997, and the related consolidated statements of operations, comprehensive income, stockholders' equity and cash flows for the years ended December 31, 1998 and 1997, the two months ended December 31, 1996, and the year ended October 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lamar Advertising Company and subsidiaries as of December 31, 1998 and December 31, 1997, and the results of their operations and their cash flows for the years ended December 31, 1998 and 1997, the two months ended December 31, 1996, and the year ended October 31, 1996, in conformity with generally accepted accounting principles.






                                                /S/ KPMG LLP
                                                KPMG LLP



New Orleans, Louisiana
February  5, 1999